Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-174247) on Form S-3 and the Registration Statements (Nos. 333-76102; 333-127447, 333-139737; 333-161259; 333-174250) on Forms S-8 of our report which included an explanatory paragraph related to the Company’s ability to continue as a going concern, dated December 29, 2017, except for Note 3 for which the date is June 21, 2019, relating to our audit of the consolidated financial statements of Technical Communications Corporation and Subsidiary as of and for the year ended September 30, 2017, included in this Annual Report (Form 10-K) for the year ended September 29, 2018.

/s/ Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

June 21, 2019